UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2004

Tupperware Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11657	36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 2353, Orlando, Florida	32802
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 407-826-5050

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs associated with Exit or Disposal Activities

On January 7, 2005, Tupperware Corporation (the Company) announced a restructuring plan in the Tupperware North America manufacturing operations in Hemingway, South Carolina. The Company has determined that the best way to balance the requirements of cost effectiveness and utilization of worldwide manufacturing capacity is to utilize the Hemingway facility as a center of excellence for high tech production and distribution. This action will result in the elimination of approximately 250 positions and pretax severance and outplacement costs of approximately $6.8 million. These costs are expected to be incurred primarily in the first quarter of 2005. Upon the completion of this action, the Company’s North American sales operations will expand current levels of product importing and import the products no longer produced in the Hemingway facility from other of the Company’s manufacturing facilities throughout the world. As a further result of this action, additional pretax costs of approximately $2.4 million are expected to be incurred, primarily related to the relocation of production equipment and product molds to other of the Company’s facilities as well as the impairment of equipment that is no longer expected to be utilized. The majority of these costs are also expected to be incurred in the first quarter of 2005 although a small amount related to impairment is being recorded in the fourth quarter of 2004 as a result of the Company’s decision.

In addition to these costs, the Company expects to realize a reduction of its reserve for United States produced inventory that is accounted for under the last-in first-out (LIFO) method as that inventory is utilized. In 2005, this reduction is expected to be in the mid to high single digit millions of dollars and begin being realized in the second quarter.

Following the completion of this plan, the Company expects to realize an annualized benefit of approximately $6.0 million, excluding the impact of the reduction in LIFO reserve noted above. Based upon anticipated production volume, the full benefit is not expected to be realized until 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE CORPORATION
(Registrant)
Date January 11, 2005
/s/ Michael S. Poteshman
Michael S. Poteshman
Executive Vice President and Chief Financial Officer